Exhibit 10.49

EXECTUVIE ENGAGEMENT AGREEMENT

Employment Agreement dated as of the Jan 24, 2018, between Ourgame International Holdings Limited having an office at 17/F, Tower B Fairmount, No, 1 Building, #33 Community Guangshun, North Street, Chaoyang District, Beijing, PRC (the "Company"), and Adam J. Pliska (the "Employee").

The Company offers, and the Employee accepts, employment upon the following terms and conditions:

1.	Initial Duties and Title

•	Employee's title will be: CEO & President — World Poker Tour and his duties generally will consist of the management and supervision of the business efforts related to the World Poker Tour, it's P&L and its products and personnel,

•	Legal Counsel: providing counseling and advisement to the Company and the World Poker Tour and its affiliates;

•	Media Consultant: Providing general media consulting to all Ourgame entities as requested in addition to employment and other services related to WPT,

•	Board Member: Providing various standard board duties in affiliates of the Company as requested and appointed by the CE0 of the Company.

For each of these duties, Employee shall report solely to Frank Ng and/or Eric Yang (as designated by the Company) or any subsequent CEO and/or Chairman of the Company. There will be no diminution of such titles unless mutually agreed by the parties.

2.	Term

Except for and subject to the terms herein (e.g,, the guaranteed 3 year Lock Up and Guaranteed Period), this Agreement shall be at-will employment, This agreement will be effective immediately upon the signing by both parties. The term shall be for an initial four (4) year guaranteed period. It shall be a rolling term thereafter unless or until terminated by either party.

3.	Compensation and Benefits

•	The total remuneration shall not be less than Four Hundred Thousand Dollars ($400,000) per annum of cash proceeds (not including any stock pursuant to this agreement) (the "Minimum Annual Rate"). The Employee shall be entitled to participate in annual salary review but shall only be entitled to standard cost of living raises unless otherwise agreed by the parties. The Minimum Annual Rate shall be comprised of: Three-Hundred And Fifteen Thousand Dollars ($315,000) in employee compensation and Eighty-Five Thousand Dollars ($85,000) in consultancy and board compensation unless otherwise agreed by the parties, consultancy and board compensation to be paid in advance for every 6 months period.

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•	Employee shall be entitled to earn up to Forty Percent (40%) of the value of your basic salary for on-target business EBITDA performance objectives as-defined by the CEO and a maximum of 60%.of basic salary for exceeding specific targets in the form of cash bonus for all work performed over an annual period. Rules for cash incentives in excess of on target performance shall be set in advance and communicated to Employee but shall determined solely by the CEO of the Company.

•	In addition to the previously granted options granted under the Share Option Scheme 1,500,000 shares, Employee shall be entitled to participate in any annual stock grant program of the Company at a level commensurate for his title and subject to Company established performance standards ("Subsequent Grants")

•	Upon the anticipation of a spin off of the company which includes the World Poker Tour and/or related major assets, the Company shall, in good faith, offer Employee an incremental and substantial option grant, commensurate with his title and position, sufficiently before such spinoff transaction or IPO so that Employee's grant would price pre -transaction.

4.	Other Employment Benefits and Arrangements

*General and standard benefits of the WPT management and personnel (health, 401K, life insurance, etc).
*Employee may stay in a hotel In Los Angeles 1 to 2 nights per month for purpose of working with the Los Angeles office or meetings.
*Business Class for flights over multiple hours.
*A sabbatical incentive where WPT shall pay for expense for one (1) week during the term. Employee shall remain available at that time.
*Employee shall have indemnity for all actions related to the services acting in his capacity of the titles -listed above.
*Legal license and continuing Education paid (estimated at less than $1000 per year).
*Employee shall be entitled to live at any location he wishes provided that the CEO of the Company agrees that such arrangement would not materially affect the operation of the Company.

5.	Termination

This Agreement and the employment of the Ernployee herounder shall or may be terminated for any of the following reasons:

(a)

This agreement shall be guaranteed for a period of Four (4) years ("Lock Up & Guaranteed Period"), Company agrees to all provisions in this agreement and Employee agrees to provide work for the Company in a full time capacity.

(b)	After the Lock Up & Guaranteed Period, except for termination pursuant to section 5 (c), the Company may terminate the employee for any reason provided it provides Employee the following: A Severance Payment equal to twelve (12) months' salary (including compensation and consultancy fees), and all applicable benefits (including health insurance and vacation) paid by the Company to the Employee within seven (7) days of the date of termination, provided that health benefits may be paid in the standard course. Under no circumstances shall the Employee be required to mitigate loss in regard to payment of Severance under this Agreement or any other form of termination for which Employee is due remuneration under this agreement.

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(c)	By the Company at any time immediately for cause by written notice to the Employee specifying the nature of the cause intentional, willful conduct related to the company for "cause" shall include fraud, misappropriation, .dishonesty, stealing and/or embezzlement. Employee may also be terminated for cause for a willful, sustained, serious and material disregard for the orders of the CEO after proper notice and reasonable attempts to resolve the matter.

(d)	Upon any termination by the Company without any cause as listed in section 5 (c), any remaining shares of the Employee's Initial Grant shall immediately accelerate and vest for the Subsequent Grant and any remaining- shares of the Employee's subsequent grant shall immediately accelerate and vest for any partial year period, by way of new options or other substitute with same value granted to the Employee, due to limitations of the provisions of the Company's approved share option scheme,.(e.g., if the Subsequent Grant would have vested in the 12th month but Employee is terminated in the 11th month, then Employee would full year would best but options that would have vested after the twelve months would not). For avoidance of doubt this section shall be subject to and in no way alter and impact the Award Letter signed for the Employee on January 18, 2018.

6.	Non-Disclosure of Confidential Information; Non-Competition

(a)	The Employee acknowledges that it is the policy of the Company to keep secret and confidential all valuable and unique information heretofore or hereafter acquired, developed, or used by the Company or its subsidiaries or affiliates which relates to the business, operations, employees, suppliers, or customers of the Company or of the Company's parent corporation, or any of the respective subsidiaries or affiliates of the Company (including; without limitation, information relating to pricing, profit margins, the identity of customers, and service commitments of the Company or of the Company's parent corporation, and their subsidiaries and affiliates.) (All such information is hereinafter referred to as "Confidential Information.") in consideration of the Employee's employment with the Company, the Employee agrees that he shall never (either during or subsequent to the term of this Agreement) directly or indirectly use, publish, disseminate or otherwise disclose any confidential information obtained during his employment without the prior written consent of the Board of Directors of the Company: During his employment with the Company, the Employee shall exercise all due and diligent precautions to protect the integrity of the business plans, customer lists, statistical data and compilations, agreements, contracts, manuals or other documents of the Company and its subsidiaries and affiliates (including, without limitation, the Company's parent corporation) embodying any Confidential Information and, upon termination of employment, the Employee shall deliver to the Company all such documents (and copies thereof) which are in the possession of or under the control of the Employee. The Employee agrees that the provisions of this Section 6 are reasonably necessary to protect the proprietary rights of the Company, the Company's parent corporation and their subsidiaries and affiliates with respect to Confidential Information and their trade secrets, goodwill and reputation. The provisions of this Paragraph 6 shall survive the termination of this Agreement

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(b)	During his term with the Company (including any period during which the Employee is receiving salary pursuant to Paragraph (a) of Section 5), the Employee shall not, in any way, directly or indirectly, as an employee, partner, officer,director, representative; consultant, agent or stockholder of any corporation, partnership, proprietorship or other form of business entity which is engaged in the Company's business: (i) become employed in any activity similar to or competitive with the business or activities of the Company or the Company's parent corporation, provided that legal services, investment services and non-poker related television shall not be deemed competitive if not engaged on a full time basis (ii) seek to persuade any director, officer, employee, agent or independent contractor of the Company of the Company's parent corporation, to discontinue that individual’s status or employment with the Company; (iii) hire or retain any such person who is at such time or was associated with the Company or the Company's parent corporation within one (1) year prior to the cessation of the employment of the Employee hereunder; or (iv) solicit (or cause or authorize), directly or indirectly, to be solicited, for or on behalf of himself or any third party, any business from others who are then or were at any time within one (1) year prior to the cessation of his employment hereunder . except for his long-time assistant if he so choices.

7.	Taxes

All amounts paid to or for the benefits of the Employee pursuant to this Agreement shall be subject to all applicable withholding taxes.

8.	Notices

Any notice to be given under this Agreement to either the Company or the Employee shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, to the address set forth above or to such other address as either the Company or the Employee may specify by written notice to the other party.

9.	Severability

In the event anyone or more provisions of this Agreement. is held to be invalid or unenforceable, such illegality or unenforceability shall not affect the validity or enforceability of the other provisions hereof and such other provisions shall remain in full force and effect unaffected by such invalidity or unenforceability,

10.	Entire Agreement Amendment & Miscellaneous

This Agreement contains the entire understanding between the Company and the Employee with respect to the employment of the Employee and supersedes all prior negotiations and understandings between the Company and/or the Company's parent corporation, and the Employee with respect to the employment of the Employee by the Company. This Agreement may not be amended or modified except by written instrument signed by both the President of the Company and the Employee, This employment offer is subject to the successful acquisition of the World Poker Tour by the Company. For purposes of simplicity; the term "Employee!' is used for both employment service and consulting services. Company and Employee have elected not to negotiate through or by review of outside counsel, however, in the event that the Company changes its mind and seeks outside counsel review, Company shall reimburse Employee for outside counsel review for a similarly positioned legal firm.

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l I.	Governing Law

This Agreement shall be construed and governed in accordance with the laws of the State of California. Considering Company has a major presence in the State and Employee currently resides in the state, the venue shall be in Orange County or Los Angeles, California.

COMPANY:

By:

Its:

EMPLOYEE:

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